Exhibit 99
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We have started the year well with growth in earnings, growth in the balance sheet, and a stronger capital position. Net income for the first quarter of 2011 was $2,845,000 as compared to $2,548,000 for the first quarter of 2010, an increase of 12%. Diluted earnings per share also increased to $.35 for the first quarter of 2011 as compared to $.32 per share for the same period last year.

Net interest income for the first quarter of 2011 amounted to $11.7 million as compared to $9.4 million last year. This was due to growth in the balance sheet with more loans, investments, and deposits than a year ago, reflecting the acquisition of bank branches completed in September 2010. The initial results from the new locations in Peoria, Bloomington, Galesburg, and Quincy have been positive with increases in commercial operating loans and checking account balances in those communities. Our commercial cash management products have been well received in these communities. The balance sheet shows a decline in total loan balances since year-end as the growth in commercial loans has been offset by seasonal paydowns in agricultural operating loans. Our net interest income has also increased as we continue to systematically invest some of the liquidity resulting from the acquisition. At March 31, 2011, we had federal funds sold and interest bearing deposits of $192 million.

With the higher level of liquidity, our net interest margin is lower than last year. The net interest margin was 3.48% for the first quarter of 2011 as compared with 3.76% for the first quarter of 2010. We have a good opportunity to improve the margin by continuing to move some of the liquidity into higher-yielding loans and investments.

Total non-interest income of $4 million for the first quarter of 2011 was higher than the $3.1 million recognized during the same period last year. Revenues from our trust, brokerage, and mortgage banking areas all increased. Also, fees received on debit and ATM transactions increased as we added customers from the new locations. Impairment charges on trust preferred securities we own were lower than last year as the level of community bank defaults slowed slightly.

Operating expenses for the first quarter of 2011 were $10.3 million as compared to $7.8 million for the same period last year. The higher expenses reflect the personnel and operating costs for the 10 new branch locations. The Company’s effective tax rate is also higher with the increase in State of Illinois taxes this year. This tax increase amounted to approximately $100,000 in additional expense for the first quarter.

Economic conditions appear to have improved slightly for some borrowers but a widespread recovery has been constrained by higher fuel prices and operating costs. Our total non-performing assets(non-performing loans and other real estate owned) have improved from a year ago($17.6 million at March 31, 2011 as compared to $18.9 million on March 31, 2010) but were higher than at December 31, 2010. Provision expense for the quarter was $940,000 as compared with $760,000 for the first quarter of last year. Our net charge-offs for the first quarter were essentially the same as last year at $682,000 as compared with $693,000 for the first quarter of 2010. Our coverage ratio, or total loan loss reserve to non-accrual loans, of 94% remains strong when compared to our peer banks. We will continue to monitor these assets closely.

In February, we strengthened our capital position with our planned convertible preferred stock issuance. Thus far, we have issued $13.8 million of preferred stock with $13.7 million more expected to be issued following regulatory approval. At March 31, 2011, our Tier 1 Capital ratio was 13.54% which is well in excess of the regulatory minimums to be considered well-capitalized. The offering not only improves our already strong capital position but puts First Mid in a position to respond to opportunities that may lie ahead.

I mentioned in the last communication that our operating environment in 2011 will likely remain difficult. High levels of unemployment continue to hurt the economic recovery and increased regulation from Dodd-Frank is adding to bank’s operating costs. An environment such as this presents many challenges. That said, I remain convinced that it is also likely to produce many opportunities for banks with strong balance sheets, a solid infrastructure and good management. That is why I remain optimistic about the future.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

April 27, 2011

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Mar	Dec 31
	2011	2010

Assets
Cash and due from banks	$25,537	$21,008
Federal funds sold and other interest-bearing deposits	192,275	210,485
Certificates of deposit investments	10,000	10,000
Investment securities:
Available-for-sale, at fair value	387,196	342,816
Held-to-maturity, at amortized cost (estimated fair value of $53
at March 31, 2011 and December 31, 2010, respectively)	50	50
Loans	795,097	804,581
Less allowance for loan losses	(10,651)	(10,393)
Net loans	784,446	794,188
Premises and equipment, net	28,331	28,544
Goodwill, net	25,753	25,753
Intangible assets, net	4,782	5,068
Other assets	29,473	30,333
Total assets	$1,487,843	$1,468,245

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$198,745	$183,932
Interest bearing	1,017,620	1,028,778
Total deposits	1,216,365	1,212,710
Repurchase agreements with customers	94,670	94,057
Other borrowings	19,750	22,750
Junior subordinated debentures	20,620	20,620
Other liabilities	7,529	5,843
Total liabilities	1,358,934	1,355,980
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares; issued
7,679 shares in 2011 and 4,927 shares in 2010)	38,395	24,635
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,496,801 shares in 2011 and 7,477,132 shares in 2010)	29,987	29,909
Additional paid-in capital	28,528	28,223
Retained earnings	68,494	66,356
Deferred compensation	2,885	2,929
Accumulated other comprehensive loss	(1,321)	(2,066)
Treasury stock at cost, 1,439,143 shares in 2011
and 1,418,456 in 2010	(38,059)	(37,721)
Total stockholders’ equity	128,909	112,265
Total liabilities and stockholders’ equity	$1,487,843	$1,468,245

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the period ended March 31,	2011	2010

Interest income:
Interest and fees on loans	$11,463	$9,914
Interest on investment securities	2,444	2,235
Interest on certificates of deposit	21	30
Interest on federal funds sold & other deposits	101	31
Total interest income	14,029	12,210
Interest expense:
Interest on deposits	1,819	2,186
Interest on repurchase agreements with customers	33	30
Interest on other borrowings	211	343
Interest on subordinated debt	261	260
Total interest expense	2,324	2,819
Net interest income	11,705	9,391
Provision for loan losses	940	760
Net interest income after provision for loan losses	10,765	8,631
Non-interest income:
Trust revenues	781	624
Brokerage commissions	155	129
Insurance commissions	608	644
Services charges	1,096	1,076
Securities gains (losses), net	181	241
Impairment losses on securities	(185)	(623)
Mortgage banking revenues	116	96
ATM / debit card revenue	832	624
Other	421	257
Total non-interest income	4,005	3,068
Non-interest expense:
Salaries and employee benefits	5,434	4,368
Net occupancy and equipment expense	1,967	1,278
FDIC insurance	434	318
Amortization of intangible assets	286	176
Legal and professional expense	567	429
Other	1,604	1,221
Total non-interest expense	10,292	7,790
Income before income taxes	4,478	3,909
Income taxes	1,633	1,361
Net income	$2,845	$2,548

Per Share Information (unaudited)
For the period ended March 31,	2011	2010
Basic earnings per common share	$0.35	$0.32
Diluted earnings per common share	$0.35	$0.32
Book value per share at Mar 31	$14.94	$14.66
Market price of stock at Mar 31	$18.65	$16.50

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the period ended March 31,	2011	2010

Balance at beginning of period	$112,265	$111,221
Net income	2,845	2,548
Dividends on preferred stock and common stock	(707)	(577)
Issuance of preferred and common stock	14,111	4221
Purchase of treasury stock	(382)	(102)
Deferred compensation and other adjustments	32	45
Changes in accumulated other comprehensive income	745	504
Balance at end of period	$128,909	$114,081

CONSOLIDATED CAPITAL RATIOS		Threshold
	As of	for “Well-
First Mid-Illinois Bancshares, Inc.	Mar 31	Capitalized”
Primary Capital Measurements (unaudited):	2011	Designation

Leverage ratio	8.56%	5%
Tier 1 capital to risk-weighted assets	13.54%	6%
Total capital to risk-weighted assets	14.70%	10%